EXHIBIT 99.2

Consent to be Named as a Trustee of Equity Office Properties Trust

      I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to be named as a person to become a trustee of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), under the circumstances described in the registration statement on Form S-4 filed by Equity Office and EOP Operating Limited Partnership, a Delaware limited partnership (“EOP Partnership”), with the Securities and Exchange Commission in connection with the merger of Spieker Properties, L.P., a California limited partnership, with and into EOP Partnership.

/s/ WARREN E. SPIEKER —————————— Warren E. Spieker, Jr. Date: April 23, 2001